Exhibit 99.1

B2Digital Announces Record Performance Data: June Q Revs Up Over 800% Year-Over-Year

on Breakout Performance in Live Events and Gyms

TAMPA, FL, July 13, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce Preliminary results for the Company’s three months ended June 30, 2021.

“It’s important to note that this data still does not yet reflect the full reopening dynamic because our live event crowds for Q1 were still being capped well below capacity, though we expect that to end soon,” commented Greg P. Bell, Founder and CEO of B2Digital. “Despite that headwind, we nearly matched our topline performance for the entirety of 2019 just in the past three months. Everything is clicking right now, even though we are really in the very early innings of scaling this model up. Growth for the three months ended June 30 was explosive and came on higher average revenues per event, more events, better marketing, stronger brand growth, and meeting our forecasted growth curve for a big jump in revenues from the Gym segment.”

Note: the following is unaudited preliminary data and is subject to potential revision.

In the three months ended June 30, B2Digital booked revenues at a pace equivalent to $2.1 million per year. Live Events contributed roughly 43% against 57% from the Gym segment. Per-event Sales in the Live Event segment continue to trend higher, driven by more effective marketing systems, the growth of the B2 Fighting Series brand, greater visibility of B2 Productions PPV distribution through Amazon Fire TV and Apple TV, and some unleashing of pent-up demand for live sporting events, management believes.

The ONE More Gym segment (“OMG”) continues to grow as the Company adds new locations, the OMG brand gains traction, the B2 brand gains traction, and vaccination rates increase in local relevant markets. OMG revenue growth appears to be at 15-20% per location on a sequential quarterly basis over a multi-quarter time frame.

“If the next three months was simply a perfect extrapolation of the past three in terms of total per-event sales and monthly gym memberships, we would show nearly 400% year/year topline growth in the September quarter,” added Bell. “Not to be too aggressive, but that is probably a very conservative line to draw from here. We continue to accelerate our pace of live events, and we are nearing the end of capacity limitations due to vaccination levels, which suggests each event will have a higher topline potential. At the same time, we continue to add more gym locations, and people continue to get more comfortable going back to a public workout model. That adds up to an extremely strong growth curve through this year and into 2022.”

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 U.S. states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

1

For more information about B2Digital, visit the Company’s website at www.b2digitalotc.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League

www.b2digitalotc.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

2